CHAMPLAIN
                               INVESTMENT ADVISER
                                 CODE OF ETHICS









     [C] Copyright 2011, National Regulatory Services. All rights reserved.

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                                   CHAMPLAIN
                                 CODE OF ETHICS
                              9/19/2011 TO CURRENT
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                               TABLE OF CONTENTS


1 - Firm Vision                                               3
2 - Statement of General Policy                               4
3 - Definitions                                               5
4 - Standards of Business Conduct                             6
5 - Personal Securities Transactions                          7
6 - Gifts and Entertainment                                   8
7 - Political Contributions                                   9
8 - Protecting the Confidentiality of Client Information     10
9 - Service as an Officer or Director                        12
10 - Compliance Procedures                                   13
11 - Certification                                           15
12 - Records                                                 16
13 - Reporting Violations and Sanctions                      17
14 - Prohibition Against Insider Trading                     18

FIRM VISION

Champlain Investment Partners, LLC is an institutionally focused employee owned firm dedicated to delivering exceptional investment results and developing enduring client relationships. Champlain was founded on the core concept that goals of our clients and the goals for our firm will always be aligned. The firm and its people will act with integrity and speak plainly. Consistent with the concepts of alignment and integrity, Champlain and its people shall strive for excellence, continuous improvement and intellectual honesty in all activities. Importantly, while the consistent and disciplined execution our investment process will distinguish us from most competitors, we will evolve as warranted by the creative destruction process inherent in the marketplace.

Champlain's people respect each other. This mutual respect translates into a commitment to sustain a culture of high performance as well as a positive, supportive and professionally dynamic environment. Mutual respect also means that we must clearly and effectively communicate expectations of each other, and that we also are accountable to each other and to the firm's vision. Furthermore, consistent with the principles of respect and accountability -- compensation will be highly correlated to contribution.

STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") has been adopted by Champlain and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of Champlain and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Champlain and its employees owe a fiduciary duty to Champlain's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Champlain continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Champlain and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Champlain has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Champlain and its employees are subject to the following specific fiduciary obligations when dealing with clients:

     o The duty to have a reasonable, independent basis for the investment advice provided;
     o The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;
     o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and
     o    A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Champlain expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Champlain. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Champlain in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to the Managing Partners of Champlain to document compliance with this Code.

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

"Account" means accounts of any employee and includes accounts of the employee's immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
(iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Champlain acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds. TRANSACTIONS IN CHAMPLAIN FUNDS (CIPSX AND CIPMX), ANY EXCHANGE TRADED FUND (ETF) AND MUNICIPAL BONDS ARE REPORTABLE.


All employees of Champlain are "supervised persons" under this Code.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

'Fund' means an investment company registered under the Investment Company Act.


'Reportable Fund' means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

STANDARDS OF BUSINESS CONDUCT

Champlain places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and it's employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Champlain's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.

Supervised persons of Champlain Investment Partners, LLC certify upon hiring and annually thereafter any disciplinary history regarding investment related activities, or any conduct that would have a potentially disqualifying effect upon the employee's investment related activities. Any disciplinary actions brought against an employee must be promptly disclosed to the Chief Compliance Officer.

In addition, no employee shall originate or circulate in any manner a rumor concerning any security which the individual knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. All personnel are unequivocally prohibited from communicating or transmitting 'false rumors' or other information regarding portfolio investments, potential portfolio investments, publically trading companies, or any other investment institution which such person does not know or reasonably believe to be true to any person outside of the Company for any reason.

Rumors may not be used to effect personal client trading activities, may not be used in an attempt to illegally manipulate the market, may not be used in an attempt to affect the pricing of a security, and may not be communicated in any form to others (with the exception of the CCO). Personnel must promptly report to the CCO any circumstance which reasonably would lead the individual to believe that any such rumor might have been originated or circulated.

PERSONAL SECURITIES TRANSACTIONS

GENERAL POLICY

Champlain has adopted the following principles governing personal investment activities by Champlain's supervised persons:

     o    The interests of client accounts will at all times be placed first;
     o All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
     o    Employees must not take inappropriate advantage of their positions.

PERSONAL SECURITY TRADING LIMITATIONS

Purchases by supervised persons in individual equity securities will be restricted to those which have a total market capitalization of at least $25 billion, or in options on such securities. Employees are permitted to short positions in individual securities with market capitalization in excess of $25 billion; buys to cover these shorts are permitted even when the market capitalization falls below $25 billion, as long as the managed portfolios are not active in the securities. Trades in closed-end funds are not restricted by market capitalization, but must be precleared.

No employee shall acquire any beneficial ownership in shares of any GEAM Small Cap Equity Funds.

No employee shall acquire any beneficial ownership in any securities in an Initial Public Offering.

TRADING CHAMPLAIN'S MUTUAL FUNDS

Supervised persons are subject to the policies set forth in the Prospectus for trading Champlain's mutual funds. The Funds are intended for long-term investment purposes only and discourage shareholders from engaging in "market timing" or other types of excessive short-term trading.

The Funds' service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the Funds' policies and procedures described in the prospectus and approved by the Funds' Board of Trustees. For purposes of applying these policies, the Funds' service providers may consider the trading history of accounts under common ownership or control. The Funds' policies and procedures include:

     o Shareholders are restricted from making more than five "round trips," including exchanges into or out of a Fund, per calendar year. If a shareholder exceeds this amount, the Fund and/or its service providers may, at their discretion, reject any additional purchase orders. The Funds define a round trip as a purchase into a Fund by a shareholder, followed by a subsequent redemption out of the Fund, of an amount the Adviser reasonably believes would be harmful or disruptive to the Fund.
     o The Funds reserve the right to reject any purchase request by any investor or group of investors for any reason without prior notice, including, in particular, if a Fund or its Adviser reasonably believes that the trading activity would be harmful or disruptive to the Fund.

PRE-CLEARANCE REQUIRED FOR PRIVATE OR LIMITED OFFERINGS

No employee shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

INTERESTED TRANSACTIONS

No employee shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

     o any direct or indirect beneficial ownership of any securities of such issuer;
     o    any contemplated transaction by such person in such securities;
     o    any position with such issuer or its affiliates; and
     o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Champlain has adopted the policies set forth below to guide employees in this area.

GENERAL POLICY

Champlain's policy with respect to gifts and entertainment is as follows:

     o Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
     o Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Champlain, or that others might reasonably believe would influence those decisions;
     o Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible.

REPORTING REQUIREMENTS

oAny employee who gives or receives, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Champlain, including gifts and gratuities with value in excess of $100 per year, must obtain consent from the Chief Operating Officer or Chief Compliance Officer before giving or receiving such gift.
oThis reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Champlain. oThis gift reporting requirement is for the purpose of helping Champlain monitor the activities of its employees. However, the reporting of a gift does not relieve any employee from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Operating Officer or Chief Compliance Officer.

POLITICAL CONTRIBUTIONS

Political contributions or payments made to government officials may appear as a 'pay to play' tactic and an effort to influence the selection of investment advisers to manage state and local government assets. Champlain has adopted the policies set forth below to guide supervised persons and individuals within their household in this area.

GENERAL POLICY

Champlain's policy with respect to political contributions is as follows:

     o Supervised Persons must pre- clear political contributions with the Chief Compliance Officer or the Chief Compliance Officer's designee.
     o Political contributions may be made up to $350 per election per candidate for whom the individual is entitled to vote, and up to $150 per election per candidate for whom the individual is not entitled to vote.
     o    Primary and general elections are treated as separate elections.
     o The amount of a political contribution to a National Party is not restricted.
     o Champlain and supervised persons are prohibited from soliciting or coordinating campaign contributions from others -- a practice referred to as "bundling" -- for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.
     o Champlain and supervised persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC- registered investment adviser or broker- dealer subject to similar pay to play restrictions.
     o Champlain is prohibited from providing advisory services for compensation -- either directly or through a pooled investment vehicle -- for two years, if the adviser or supervised employees make a political contribution, above the de minimus, to an elected official who is in a position to influence the selection of the adviser.
     o Champlain "looks back in time" to determine whether or not a time out will be imposed when hiring supervised employees. The "look back in time" is six months prior for natural persons contributions above the de minimus and two years prior for those who solicit for the investment adviser. Prospective employees will be asked about political contributions during the hiring process.
     o The supervised person's household is subject to Champlain's political contribution policies and reporting requirements. The de minimus is on an individual basis.

REPORTING REQUIREMENTS

o Supervised Persons must report political contributions, made directly or indirectly, including contributions made by individuals who reside in their household, to the Chief Compliance Officer. This information is reported on the quarterly Personal Securities Transaction Report and must include the dollar value, date, and the name of the receiving party.
o The Chief Compliance Officer must maintain records of political contributions or payments to government officials made by supervised persons and individuals within their household.
oThis political contribution reporting requirement is for the purpose of monitoring the activities of Champlain's supervised persons. However, the reporting of a contribution does not relieve any supervised persons from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any contribution, please consult Chief Compliance Officer.

PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

CONFIDENTIAL CLIENT INFORMATION

In the course of investment advisory activities of Champlain, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Champlain to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Champlain's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION

All information regarding Champlain's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Champlain does not share Confidential Client Information with any third parties, except in the following circumstances:

     o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Champlain will require that any financial intermediary, agent or other service provider utilized by Champlain (such as broker- dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Champlain only for the performance of the specific service requested by Champlain;
     o As required by regulatory authorities or law enforcement officials who have jurisdiction over Champlain, or as otherwise required by any applicable law. In the event Champlain is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Champlain shall disclose only such information, and only in such detail, as is legally required;
     o To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

EMPLOYEE RESPONSIBILITIES

All supervised persons are prohibited, either during or after the termination of their employment with Champlain, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Champlain's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Champlain, must return all such documents to Champlain.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

SECURITY OF CONFIDENTIAL PERSONAL INFORMATION

Champlain enforces the following policies and procedures to protect the security of Confidential Client Information:

     o The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Champlain's services to clients;
     o Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
     o All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
     o Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

PRIVACY POLICY

As a registered investment adviser, Champlain and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Champlain has adopted policies and procedures to safeguard the information of natural person clients.

ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Champlain's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.

SERVICE AS AN OFFICER OR DIRECTOR

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer based upon a determination that such board service would be consistent with the interest of Champlain's clients.

COMPLIANCE PROCEDURES

PRE-CLEARANCE

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Champlain firm;
(ii) the approved transaction is completed by the close of business on the day approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction.

Clearance must be obtained by forwarding an email requesting permission to trade to the traders, with a copy to the Chief Compliance Officer. In the event that both of the traders are unavailable, the Chief Compliance Officer or the Chief Operating Officer may pre-clear a transaction. These four individuals are the only people authorized to pre-clear employees' personal securities transactions.

The Chief Compliance Officer monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Transactions in The Champlain Funds, any Exchange Traded Funds and Municipal Bonds are exempt from pre-clearance, however must be reported quarterly.

REPORTING REQUIREMENTS

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer, which must contain the information described below. It is the policy of Champlain that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes an supervised person, file an initial holdings report containing the following information:

     o The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes an supervised person;
     o The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
     o    The date that the report is submitted by the supervised person.
     o    Any outside employment or business activity.

The information submitted must be current as of a date no more than forty-five
(45) days before the person became an supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than October 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

     o The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
     o The nature of the transaction (i. e. , purchase, sale or any other type of acquisition or disposition);
     o The price of the reportable security at which the transaction was effected;
     o The name of the broker, dealer or bank with or through whom the transaction was effected; and
     o    The date the report is submitted by the supervised person.

4.  Exempt Transactions

A supervised person need not submit a report with respect to:

     o Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
     o    Transactions effected pursuant to an automatic investment plan;
     o A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Champlain holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.  Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer will monitor and review all reports required under the Code for compliance with Champlain's policies regarding personal securities transactions and applicable SEC rules and regulations. She may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Champlain. Any transactions for any accounts of the Chief Compliance Officer will be monitored by the Chief Operating Officer.

CERTIFICATION

INITIAL CERTIFICATION

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have:
(i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

ACKNOWLEDGEMENT OF AMENDMENTS

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

ANNUAL CERTIFICATION

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code;
(ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

FURTHER INFORMATION

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

RECORDS

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

     o A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A- 1 which is or has been in effect during the past five years;
     o A record of any violation of Champlain's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
     o A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Champlain;
     o A copy of each report made pursuant to Advisers Act Rule 204A- 1, including any brokerage confirmations and account statements made in lieu of these reports;
     o A list of all persons who are, or within the preceding five years have been, access persons;
     o A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

REPORTING VIOLATIONS AND SANCTIONS

All supervised persons shall promptly report to the Chief Compliance Officer all suspected or actual violations of laws, government rules and regulations, the Code, or other suspected wrongdoings affecting the Company. Any intimidation or retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Supervised persons may report violations anonymously to the Chief Compliance Officer by placing a written document in an enclosed envelope in her inbox.

The Chief Compliance Officer shall promptly report to the Managing Partners all apparent material violations of the Code. The Managing Partners shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.

Whistleblower complaints, which include information relating to a possible violation of the securities laws that has occurred, is ongoing, or is about to occur, should be reported to the Chief Compliance Officer. If the Chief Compliance Officer is included in the report, it may be provided to the Chief Operating Officer. A Partner not included in the report will be in charge of an investigation. The Partner in charge may elevate the issue to outside counsel, reports back to the whistleblower on the progress, and keeps records of the investigation in secure places.

PROHIBITION AGAINST INSIDER TRADING

INTRODUCTION

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Champlain to stringent penalties. The rules contained in this Code apply to securities trading and information handling by supervised persons of Champlain and their immediate family members.
The law of insider trading is unsettled and continuously developing, as are the rules around rumor mongering. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

GENERAL POLICY

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Champlain), while in the possession of material, nonpublic information, nor may any personnel of Champlain communicate material, nonpublic information to others in violation of the law. Disseminating information, regardless of validity, with the intent of manipulating the markets is prohibited. The spreading of false rumors or trading on information that is known to be false will not be tolerated.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Champlain's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Champlain ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

     o Report the information and proposed trade immediately to the Chief Compliance Officer.
     o Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
     o Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
     o After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Champlain becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Champlain must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Champlain should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Champlain does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a "restricted list." Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.

The Chief Compliance Officer may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the traders and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.